EXHIBIT 99.1

This statement on Form 5 is filed jointly by each of the undersigned.

The address for Virgin Group Holdings Limited is Craigmuir Chambers, PO Box 71, Road Town, Tortola, British Virgin Islands. The address of Sir Richard Branson is Richard’s House, PO Box 1091, The Valley, Virgin Gorda, Necker Island, British Virgin Islands.

Name of Designated Filer:	Virgin Group Holdings Limited

Date(s) of Event Requiring Statement:	November 13, 2014; May 18, 2015.

Issuer Name:	Virgin America Inc. [VA]

VIRGIN GROUP HOLDINGS LIMITED

By:	/s/ James Cahillane
Name:	James Cahillane
Title:	Attorney-in-Fact

SIR RICHARD BRANSON

By:	/s/ James Cahillane
Name:	James Cahillane
Title:	Attorney-in-Fact